Exhibit 99.01

www.epelectric.com

NEWS RELEASE

For Immediate Release    Contact: Teresa Souza
Date: April 17, 2012        (915) 543-5823

El Paso Electric and City of El Paso Agree to Texas Rate Case Settlement
El Paso Electric Company (the “Company”) is pleased to announce that the City of El Paso approved a settlement of the Company's pending rate case on April 17, 2012. The settlement, which provides for a $15 million reduction in base rates, is designed to encourage economic growth, primarily through rate reductions for commercial and industrial customers in Texas.
“The Company has worked diligently with the City and intervenors to establish the cooperation and trust required to resolve the rate case for the benefit of our customers and our community,” said Tom Shockley, El Paso Electric Interim Chief Executive Officer.
In addition to the base rate reduction, the settlement includes the establishment of a new Economic Development Rate Rider (“EDR”). The EDR provides declining rate discounts over a four-year period for new and existing businesses that build new facilities and increase employment in the region. The EDR will assist local governments' economic development efforts to attract new businesses to the region, by mitigating relocation costs borne by those businesses. It is anticipated that the EDR will provide up to $2.2 million in economic development discounts per year.
“Economic development is critical to the continued growth of the El Paso region and is a common goal shared by the City and the Company,” said Shockley. “Over the past few years, regional growth, combined with operational efficiencies, has allowed the Company to make the investments needed to serve its customers and provide reasonable returns to its shareholders.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Today's settlement will allow us to continue to play an expanded role in promoting future growth for the benefit of our customers and our shareholders,” he said.
El Paso Electric is also pleased to announce that, because of the combination of the Company's reliance on natural gas for a significant portion of its generation and the recent decline in natural gas prices, the fixed fuel component of its Texas customers' bills will also be reduced. Based on current gas prices, this should reduce customer bills by approximately $30 million annually. The revised base and fuel rates are expected to be effective May 1, 2012.
Over the next five years, the Company anticipates spending approximately $1.4 billion in plant improvements to meet our customers' growing demands for electricity. As the Company invests in new infrastructure, El Paso Electric will continue to seek improvements in customer service, reliability, and operational efficiency, while seeking a fair return on its investment through the regulatory process.
For areas outside the City of El Paso, the settlement is subject to the agreement of the other parties and final approval by the Public Utility Commission of Texas (“PUCT”). While we cannot definitively predict the outcome, we do not expect anyone to intervene to oppose the settlement. We also anticipate a final order from the PUCT no later than June 2012.

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El Paso Electric • P.O. Box 982 • El Paso, Texas 79960